Exhibit 99.1

Contact: Adam Hollingsworth

(904) 366-2949

CSX REPORTS THIRD-QUARTER EARNINGS

JACKSONVILLE, Fla., October 22, 2003—CSX Corporation (NYSE: CSX) announced today a consolidated loss per share for the third quarter of 48 cents. The loss resulted from a change in accounting estimate and the expected settlement of disputes in connection with the company’s 1999 sale of international container-shipping assets.

Excluding the after-tax charges described below of $212 million, or 99 cents per share, consolidated earnings per share for the third quarter are 51 cents on net earnings of $109 million, versus $127 million, or 60 cents a share, a year ago.

The quarter included after-tax expenses of $145 million, or 68 cents per share, reflecting a change in CSX’s estimate for occupational and personal injury liabilities. Most of the charge represents CSX’s estimated cost of incurred but not reported, asbestos and other occupational disease claims. In addition, the quarter included an after-tax charge of $67 million, or 31 cents per share, to account for the expected settlement of disputes in connection with the 1999 sale of CSX’s international container-shipping assets. Neither charge is expected to have a material impact on cash flows in future periods.

Surface Transportation revenue, which includes CSX’s rail and intermodal units, was $1.82 billion, up two percent from a year ago. Revenue and volume improved in all of the company’s merchandise markets. Coal, auto and intermodal revenues were basically flat on a year-over-year basis. Total CSX revenues for the quarter were $1.88 billion versus $2.06 billion last year. The prior year comparison includes revenue of $215 million from CSX Lines, an affiliated company conveyed to the Carlyle Group in February 2003.

“Given heightened interest in asbestos issues, the company recently undertook a review of its overall methodology. Consistent with a recent trend by companies with asbestos exposure, including other reporting railroads, CSX decided to accrue for incurred but not reported asbestos and other occupational claims. That means the company will accrue for future claims, as well as those already filed. In addition, estimates have been reviewed by third-party experts.

“Resolution of the container shipping disputes, while subject to some conditions, will put behind us issues unrelated to our core business,” said Michael J. Ward, CSX chairman and chief executive officer.

“As for the rail and intermodal businesses, we are pleased with the revenue growth in merchandise resulting from our continued drive to improve yield and move shipments from other modes to CSX,” Ward said. “However, operating inefficiencies continued to keep our expenses too high.

“As we move forward, a more disciplined approach is beginning to improve the fluidity of our network. I am confident that as we improve our service, we will drive productivity up significantly and deliver more to the bottom line,” Ward added.

On a consolidated basis operating losses for the quarter totaled $98 million, versus operating income of $276 million last year. Surface Transportation had an operating loss of $16 million, reflecting the change in accounting estimate. Excluding this change, Surface Transportation would have shown operating income for the quarter of $213 million, down from $227 million in last year’s third quarter. CSX’s international terminal business reported operating income of $20 million versus $18 million in the third quarter of 2002.

The decline in Surface Transportation operating income essentially resulted from an overall lack of network fluidity, which drove increased equipment, employee, fuel and related service costs. Some of the decline resulted from additional costs and revenue being delayed or lost from the power blackout in the Northeast and Midwest, the impacts of a computer virus on CSX and the effects of Hurricane Isabel in the Mid-Atlantic states.

CSX will hold a third-quarter earnings conference call at 11 a.m., Friday, October 24. The dial-in number for this call is (212) 271-4562.

CSX Corporation, based in Jacksonville, Fla., operates one of the largest rail networks in the United States and also provides intermodal and international terminal management services. More information about the company is available at its Internet address: www.csx.com

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This press release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to, among other items: projections and estimates of earnings, revenues, cost-savings, expenses, or other financial items; statements of management’s plans, strategies and objectives for future operation, and management’s expectations as to future performance and operations and the time by which objectives will be achieved; statements concerning proposed new products and services; and statements regarding future economic, industry or market conditions or performance. Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “project,” and similar expressions. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement. If the Company does update any forward-looking statement, no inference should be drawn that the Company will make additional updates with respect to that statement or any other forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, and actual performance or results could differ materially from that anticipated by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by these forward-looking statements include, among others: (i) the Company’s success in implementing its financial and operational initiatives, (ii) changes in domestic or international economic or business conditions, including those affecting the rail industry (such as the impact of industry competition, conditions, performance and consolidation); (iii) legislative or regulatory changes; and (iv) the outcome of claims and litigation involving or affecting the Company. Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company’s SEC reports, accessible on the SEC’s website at www.sec.gov and the Company’s website at www.csx.com.